As filed with the Securities and Exchange Commission on December    , 1997
                                                     Registration No. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM S-8
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                             ROSLYN BANCORP, INC.
 (exact name of registrant as specified in its certificate of incorporation)

DELAWARE                                  6036                    11-3333218
(state or other jurisdiction of     (Primary Standard           (IRS Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                          1400 OLD NORTHERN BOULEVARD
                            ROSLYN, NEW YORK  11576
                                (516) 621-6000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                           THE ROSLYN SAVINGS BANK
                              401(K) SAVINGS PLAN
                           (Full Title of the Plan)
                           ------------------------

JOSEPH L. MANCINO                              COPIES TO:
CHAIRMAN OF THE BOARD,                         LAWRENCE M.F. SPACCASI, ESQUIRE
PRESIDENT AND CHIEF EXECUTIVE OFFICER          LESLIE MURPHY, ESQUIRE
THE ROSLYN SAVINGS BANK                        MULDOON, MURPHY & FAUCETTE
1400 OLD NORTHERN BOULEVARD                    5101 WISCONSIN AVENUE, N.W.
ROSLYN, NEW YORK  11576                        WASHINGTON, DC  20016
(516) 621-6000                                 (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:  As soon as practicable after this Registration Statement becomes effective.
  If any of the  securities  being  registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
           Securities Act of 1933, check the following box. / X /
                                                            ----

===========================================================================================================
   Title of each Class of      Amount to be     Proposed Purchase    Estimated Aggregate     Registration
Securities to be Registered     Registered     Price Per Share(1)     Offering Price(2)          Fee
-----------------------------------------------------------------------------------------------------------
       Common Stock              156,530
      $.01 par Value             Shares           $21 3/8                 $3,345,829           $987
-----------------------------------------------------------------------------------------------------------
      Participation
        Interests                 (3)                                     $3,345,829             (4)
===========================================================================================================
(1) The closing price of the common stock of Roslyn  Bancorp, Inc. (the "Common
    Stock") on  the Nasdaq  National  Market on November 25, 1997 in  accordance with  Rule  457(c)  under  the  Securities  Act of  1933,  as  amended  (the
    "Securities Act").
(2) Estimated solely for the purpose of calculating the registration fee.
(3) In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(4) The securities of Roslyn Bancorp, Inc. (the "Company" or the "Registrant") to
    be purchased by The Roslyn  Savings Bank 401(k) Savings Plan are included in the amount shown for Common Stock.  Accordingly, pursuant to Rule 457(h)(2), no separate fee is required for the participation interests.  In accordance with Rule 457(h) under the Securities Act, the registration fee has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.


THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

Number of Pages 12
Exhibit Index begins on Page 10

ROSLYN BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for The Roslyn Savings Bank 401(k) Savings Plan ("401(k) Plan") required by Part I of the Registration Statement will be sent or given to the participants in the 401(k) Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, which includes the consolidated statements of financial condition of The Roslyn Savings Bank (the "Bank") (the Company did not acquire the Bank until January 10, 1997 and prior to such time had no assets or liabilities) as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in retained earnings and cash flows for each of the years in the three-year period ended December 31, 1996, together with the related notes (File No.0-28886) filed with the SEC on March 31, 1997.

    (b) The 401(k) Plan's annual report on Form 11-K for the fiscal year ended December 31, 1996, which includes the statements of assets available for distribution of the 401(k) Plan as of December 31, 1996 and 1995, and the related statements of changes in assets available for distribution for the years then ended, together with the related notes and schedules (File No. 0-288886) filed with the SEC on June 30,1997.

    (c) The Form 10-Q reports filed by the Company for the fiscal quarters ended March 31, 1997, June 30, 1997, and September 30, 1997 (File No. 0-28886),
filed with the SEC on May 15, 1997, August 14, 1997.
and November 14, 1997, respectively.

    (d) The description of the Company's Common Stock contained in the Registrant's Form 8-A (File No. 0-28886), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder on September 6, 1996 and declared effective on October 10, 1996, as incorporated by reference from the Company's Registration Statement on Form S-1 (SEC file No. 333-10471) declared effective on October 10, 1996.

    (e) All documents filed by the Company and the 401(k) Plan, where applicable, pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The  Common  Stock to be  offered  pursuant  to the  401(k)  Plan has been
registered  pursuant  to  Section  12  of  the  Exchange  Act.  Accordingly,   a
description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Board of Directors who administer the 401(k) Plan.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:
-----

          A.   Each  person  who was or is made a party or is  threatened  to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the
      Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

          C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

          D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

          E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the

      Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

      ELEVENTH: A Director of this Corporation shall not be personally liable to
      --------
the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

      The Registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      4        Stock Certificate of Roslyn Bancorp, Inc.1

      8 Tax Opinion not required. The Registrant has submitted or hereby undertakes to submit the 401(k) Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the plan.

      23.1     Consent of KPMG Peat Marwick LLP.

      24       Power of Attorney is located on the signature pages.
--------------------------
1 Incorporated herein by reference from the Exhibit of the same number contained in the Registration Statement on Form S-1 (SEC No. 333-10471), as amended, filed the SEC on August 20, 1996 and declared effective on October 10, 1996.

ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed  material information on the
                  plan   of   distribution  not  previously  disclosed  in   the
                  Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

CONFORMED
                                     SIGNATURES

            Pursuant to the requirements of the Securities Act, Roslyn Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roslyn, State of New York, on November 24, 1997.

                                   ROSLYN BANCORP, INC.



                                   By: /s/ Joseph L. Mancino
                                       ----------------------------------
                                           Joseph L. Mancino
                                           Chairman of the Board,
                                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Mancino) constitutes and appoints Joseph L. Mancino and Mr. Mancino hereby constitutes and appoints Michael P. Puorro, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him (or her) and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


    Name                      Title                                 Date
    ----                      -----                                 ----


/s/ Joseph L. Mancino         Chairman of the Board, President November 24, 1997
----------------------------
Joseph L. Mancino             and Chief Executive Officer
                              (principal executive officer)

/s/ Michael P. Puorro         Treasurer and Chief Financial    November 24, 1997
----------------------------
Michael P. Puorro             Officer (principal accounting
                              and financial officer)

/s/ Floyd N. York             Director                         November 24, 1997
----------------------------
Floyd N. York

/s/ Victor C. McCuaig         Director                         November 24, 1997
----------------------------
Victor C. McCuaig

/s/ John P. Nicholson         Director                         November 24, 1997
----------------------------
John P. Nicholson

/s/ James E. Swiggert         Director                         November 24, 1997
----------------------------
James E. Swiggert


/s/ Robert E. Freese          Director                         November 24, 1997
----------------------------
Robert E. Freese


/s/ Thomas J. Calabrese, Jr.  Director                         November 24, 1997
----------------------------
Thomas J. Calabrese, Jr.


/s/ Dr. Edwin Martin, Jr.     Director                         November 24, 1997
----------------------------
Dr. Edward Martin, Jr.


/s/ Richard C. Webel          Director                         November 24, 1997
----------------------------
Richard C. Webel


THE PLAN.

    Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the 401(k) Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roslyn, State of New York, on November 24, 1997.

                              The Roslyn Savings Bank 401(k) Savings Plan

                              By:   /s/ Arthur Toohig
                                    -------------------------------------------
                                    Arthur Toohig
                                    Plan Administrator

                                            EXHIBIT INDEX


                                                                                                Sequentially
                                                                                                  Numbered
                                                                                                    Page
 Exhibit No.     Description                Method of Filing                                      Location
------------     ------------------         -------------------------------------               ------------

      4          Stock Certificate of       Incorporated herein by reference from the Exhibits       --
                 Roslyn Bancorp, Inc.       of the Registrant's Registration Statement on Form
                                            S-1 filed with the SEC on August 20, 1996 and
                                            declared effective on October 10, 1996.
    23.1         Consent of KPMG            Filed herewith.                                          12
                 Peat Marwick LLP
     24          Power of Attorney          Located on the signature page.                           --
